EXHIBIT 10.12

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

VOLUME SUPPLY AGREEMENT

This AGREEMENT (“Agreement”) is made between Fabrinet, an exempted company formed under the laws of the Cayman Islands (“Fabrinet”), and Avanex, Inc., a corporation formed under the laws of the State of Delaware (“Avanex”), as of the last date signed by the parties below.

Fabrinet (Cayman Islands)		Avanex

By:	/s/ David T. Mitchell	By:	/s/ Paul Negus
Name:	David T. Mitchell	Name:	Paul Negus
Title:	CEO	Title:	Vice President Operations

Date:	May 6, 2004	Date:	May 6, 2004

Objective: The parties desire to form a manufacturing relationship whereby Fabrinet will manufacture in a secure environment, certain products listed on the attached Exhibit A for sale exclusively to Avanex. When the parties determine that additional products are to be added to the list appearing on Exhibit A, the parties will execute a written amendment to this Agreement by which such product and its relevant specifications is added to the list of Products appearing in Exhibit A and thereby becomes a “Product” hereunder. It is Avanex’s intent, assuming that Fabrinet is able to comply with its obligations herein and the Agreement is not otherwise amended or terminated in accordance with its terms, that during the term of this Agreement, Fabrinet will manufacture, on average, [*] based upon the aggregate demand for the Product by Avanex during the calendar year ending December 31 (provided, however, the commercial commitment made herein will be proportionately adjusted if full-scale production of a Product is not in-place for an entire calendar year). It is Fabrinet’s intent to comply with its obligations herein and to produce high-quality, competitively-priced Products for Avanex, and to offer Avanex sufficient manufacturing capacity to enable Avanex to meet its Customers’ needs.

1.	Definitions. The definitions of capitalized terms defined in this Agreement are set forth in the Paragraphs referenced herein, or if not so referenced, ascribed to such term below:

(a)	“Affiliate”—An “Affiliate” of a party is a company, corporation, partnership or other form of legal organization or association that is controlled, directly or indirectly, by a party where “control” means the ownership, directly or indirectly, of at least 50% of the issued and outstanding voting securities of the company, corporation, partnership or other form of legal organization or association or the ability to control the management of a company, corporation, partnership or other form of legal organization or association through contract, board representation or otherwise.

(b)	“Approved Vendor List”—provided with the BOM of each SKU

(c)	“Change Order”—see Paragraph 10

(d)	“Commercial Commitment”—see Paragraph 5

(e)	“Avanex”—shall mean Avanex, Inc.

(f)	“Avanex Competitor”—shall mean any person, company, corporation, partnership, and any other form of legal organization or organization that engages in the business of manufacturing or having-manufactured, or offering to sell any product that competes with a Product currently or proposed for the future (provided in Attachment X)

(g)	“Avanex-Consigned Parts”—see Exhibit C.

(h)	“Avanex Information”—see Paragraph 9.

(i)	“Avanex Indemnified Parties”—see Paragraph 20.1.

(j)	“Avanex Production Labor Hours”—see Exhibit C.

(k)	“Avanex-Proposed Engineering Change Order”—see Paragraph 12.

(l)	“Avanex-Sold Parts”—see Exhibit C.

(m)	“Epidemic Condition”—see Paragraph 22.

(n)	“Equipment”—see Paragraph 6.

(o)	“Excess”: Excess Inventory is generally defined as inventory in Excess of Projected usage for a defined period of time, and is determined using management’s best estimate of future demand at the time, based upon information available.

(p)	“Fabrinet Information”—see Paragraph 9.

(q)	“Fabrinet-Produced Parts”—see Exhibit C.

(r)	“Fabrinet Production Labor Hours”—see Exhibit C.

(s)	“Fabrinet Production Yield Rate”—see Exhibit C.

(t)	“Fabrinet-Proposed Engineering Change Order”—see Paragraph 12.2.

(u)	“Fabrinet Representative”—see Paragraph 8, 9.4.

(v)	“Fabrinet Savings Period”—see Paragraph 16.3.

(w)	“Facility”— all Fabrinet owned and/or controlled facilities.

(x)	“Initial Term”—see Paragraph 18.

(y)	“Loaded Labor Hourly Rate”—see Exhibit C.

(z)	“Losses” shall mean all losses, liabilities, damages and claims, and all related costs and expenses (including any and all reasonable legal fees, expert witness fees and reasonable costs of investigation, litigation, settlement, judgment, appeal, interest and penalties) incurred.

(aa)	“Master Schedule”—see Paragraph 10.1.

(bb)	“New Equipment”—see Paragraph 6.2.

(cc)	“Notice of Assumption of Defense”—see Paragraph 20.3.

(dd)	“Obsolete”: Inventory that as a result of Engineering Change or Product Cancellation results in Materials no longer being used in the Manufacturing Process.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

(ee)	“Point of Delivery”—see Paragraph 14.1.

(ff)	“Pricing Methodology”—see Exhibit C.

(gg)	“Product(s)”—shall mean those products listed in Exhibit A that fully conform to the Specifications referenced in Exhibit A, as Exhibit A may be amended by the parties from time-to-time, as permitted herein and in accordance with the terms of this Agreement.

(hh)	“Product Manager”—see Paragraph 8.1.

(ii)	“Product Process Documentation”—see Paragraph 2.2.

(jj)	“Product Process Know-How”—see Paragraph 2.3.

(kk)	“Product Yield Rate”—see Exhibit C.

(ll)	“Renewal Term”—see Paragraph 18.1.

(mm)	“Safety Stock”—see Paragraph 12.4.

(nn)	“Shared Savings Period”—see Paragraph 16.3.

(oo)	“Specifications” shall mean the operating performance parameters, mechanical drawings, reliability measures, and overall quality level applicable to a Product and with which there is required to be fully compliant in all respects.

(pp)	“Surge Capacity”—see Paragraph 10.5.

(qq)	“Tech Transfer Schedule”—see Paragraph 2.1.

(rr)	“Transition Period”—see Paragraph 19.1.

(ss)	“Vendor-Sold Parts”—see Exhibit C.

(tt)	“Warranty Period”—see Paragraph 21.1.

2.	Product Technology Transfer.

2.1	Technology Transfer Schedule. For each Product, representatives of Avanex and Fabrinet will prepare a technology transfer schedule (the “Tech Transfer Schedule”), including milestones for completion of the technology transfer. Once the Tech Transfer Schedule is developed, it will be approved by the appropriate Product Manager of each Party. Thereafter, Fabrinet and Avanex will use all commercially reasonable efforts to comply with the Tech Transfer Schedule and meet the milestones set forth therein.

2.2	Product Process Documentation. For each Product, Avanex will prepare and provide to Fabrinet a copy of design drawings, assembly drawings, Avanex’s manufacturing process flowchart, list of equipment used in the manufacturing process, bill of materials with an “Approved Vendor List” for certain components and other parts, the appropriate test and measurement procedures for finished goods, the Specifications, and such additional data and other information that Fabrinet may reasonably request from Avanex to assist in the transfer of manufacturing, testing and measurement technology related to the Product from Avanex to Fabrinet (the “Product Process Documentation”).

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.3	Product Process Know-How. With Avanex’s consent (not to be unreasonably withheld), Fabrinet may send a reasonable number of machine operators, assemblers, and engineers employed by Fabrinet to a facility where a Product is manufactured by Avanex so that such individuals may observe the manufacturing and testing processes used by Avanex personnel to manufacture the Product and to enable Avanex personnel to train Fabrinet’s personnel in the use of appropriate equipment and the techniques used to manufacture, test and measure the Products (“Product Process Know-How”).

2.4	Inventory Purchase. When a Product is added to the scope of this Agreement, Fabrinet will purchase Avanex’s inventory of parts and related raw materials for such Product at a price determined mutually agreed upon by both parties for such parts or other raw materials. The quantity of parts and raw materials that Fabrinet will purchase will be determined by the parties by reference to Avanex’s initial Forecast of its requirements for the Product.

2.5	Qualification. Upon completion of the technology transfer related to a Product and the installation and calibration of any Equipment at the Facility, Fabrinet will manufacture a reasonable number of samples of the relevant Product as requested by Avanex so that Avanex and its Customers may qualify the Product and the Facility. The costs of such qualification/validation samples will be mutually born by both parties ([*]).

2.6	Costs and Expenses of Technology Transfer. Each party will bear its own costs and expenses in completing the technology transfer processes generally described herein.

2.7	Confidential Nature of Information Disclosed. All Product Process Documentation, Product Process Know-How, and other data or information disclosed by Avanex or its Affiliates or any of their representatives to Fabrinet or any of its representatives in the course of completion of the technology transfer generally described herein is confidential and proprietary information belonging exclusively to Avanex or its Affiliate and shall be protected by Fabrinet from further disclosure and from any use other than for the manufacture and sale of Products by Fabrinet to Avanex with the same degree of care (though not less than an reasonable degree of care) as Fabrinet uses to protect its own trade secrets and other highly-sensitive and competitively-advantageous proprietary or confidential information. This obligation shall indefinitely survive the expiration or termination of this Agreement for any reason whatsoever.

2.8	Contingent Nature of Commercial Commitment. Without restricting or otherwise limiting any other provision of this Agreement, the Commercial Commitment in this Agreement with respect to any Product is contingent on the successful transfer of the relevant Product-related technology in accordance with the relevant Tech Transfer Schedule and Fabrinet’s ability to demonstrate, to Avanex’s reasonable satisfaction, that the Facility has the manufacturing systems, quality systems, supply chain management skills, and production skills to manufacture under full-production conditions, fully-compliant, qualified Products that conform in all respects to the relevant Specifications. Until such contingencies are fulfilled, Avanex shall have no obligation to Fabrinet with respect to such Product.

2.9	New Products. Whenever Fabrinet and Avanex wish to add a new product to the list of Products referenced in this Agreement, the parties will develop and implement an appropriate Tech Transfer Schedule for the products and thereafter, the provisions of this Agreement shall apply to such new Product.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

2.10	Proprietary Rights: Fabrinet agrees not to compete directly with Avanex by selling products to an Avanex end customer with Fabrinet’s own product designs. Fabrinet can be engaged by Avanex’s competition to manufacture a directly competing product, provided Fabrinet complies with the confidentiality and IP protection mechanisms that are established in this Agreement. In addition: Fabrinet agrees and acknowledges that the Specifications, and any other information provided by Avanex to Fabrinet including manufacturing process, design or architecture information, inventions that result from any manufacturing, supply or NPI work for Avanex, and any development work done by Fabrinet for Avanex, such as prototype development, are the property of Avanex (the “Avanex Property”). Fabrinet will not use any Avanex Property, or equipment or materials provided by Avanex, for the benefit of any entity other than Avanex and will not disclose any Avanex Property to any third party without Avanex’s prior written consent. By way of example but not limitation, this means that Fabrinet will not sell or quote Products or any product that incorporates Avanex Property to any entity other than Avanex, such as an Avanex customer or competitor. (“Specification” means functional information, technical information, functional and quality goals relating to a pre-production product or Product, as applicable, and may include the BOM, test procedures, functional and quality goals, assembly documentation, circuit board art work, assembly and fabrication drawings, schematics, other design documents, software, business plan, manufacturing processes and related services, as applicable.)

3.	Equitable Relief.

3.1	Fabrinet understands and acknowledges that all Product Process Documentation and Product Process Know-How and other data or information disclosed by Avanex or its Affiliate or any of their representatives to Fabrinet or any of its representatives in the course of completion of the technology transfer generally in Paragraph 2 and its subparagraphs, is unique and provides a competitive advantage to Avanex in the markets where the Products compete. Accordingly, any breach or threatened breach or alleged breach of the obligations and restrictions agreed to in Paragraph 2.7 or Paragraph 2.10 or Paragraphs 25.1 or 25.2 may not be adequately compensated by damages at law; therefore, Fabrinet agrees that Avanex and its Affiliates are entitled, in addition to all other remedies available, to equitable relief by injunction or otherwise to enforce their rights under such Paragraphs and require compliance by Fabrinet with its obligations therein, without the necessity of proving that money damages alone would not provide adequate compensation and without the necessity of posting a bond. The foregoing shall survive the expiration or termination of this Agreement for any reason whatsoever.

4.	Products.

4.1	Contents of Exhibit A. The initial list of Products within the scope of this Agreement is set forth in Exhibit A. The list in Exhibit A includes the name of the Product, Avanex’s or its Affiliate’s part number, Fabrinet’s corresponding part number, a reference to the relevant Product Specifications, and the relevant Product Manufacturing Lead-Time, and if applicable, the designated Safety Stock of specified critical components and finished goods.

4.2	Relevant documents associated with Exhibit A. The initial list of Products within the scope of this Agreement is set forth in Exhibit A. The list in Exhibit A includes the name of the Product, Avanex’s or its Affiliate’s part number, Fabrinet’s corresponding part number (if it exists), a reference to the relevant Product Specifications, forecast requirements (build to order, BOM order to forecast, build to forecast), safety stock requirements. For each Product, described in

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A, Avanex will provide a copy of the relevant Product Specifications, the costed Bill Of Materials, an Approved Vendor List, Avanex Product Labor Hours, Scrap Rate, Product Yield Rate.

4.3	New Products to Exhibit A. When Fabrinet and Avanex or its Affiliate determine that a new product is to be added to the list appearing on Exhibit A, Avanex and Fabrinet will execute a written amendment to this Agreement by which Exhibit A is amended to include such new Product with the information referenced in Paragraph 4.1, and the information referenced in Paragraph 4.2 as applied to the new Product is to be attached to Exhibit A. Thereafter, the new product will be a “Product” hereunder and the provisions of this Agreement shall thereafter apply to such Product.

4.4	No Obligation. For the avoidance of doubt, nothing in this Agreement creates or imposes any legal or moral obligation on Avanex or any of its Affiliates to transfer the technology related to any product, or to acquire any product, other than the specific Products appearing on the list in Exhibit A. Avanex and its Affiliates may directly, or indirectly through other parties, manufacture products that perform a similar function, or operate in a similar manner as, or otherwise has similar application or use as any Product.

4.5	Manufacture of Products to Comply with Applicable Product Process Documentation and Product Process Know-How. Fabrinet will manufacture each Product in full conformity with the applicable Product Process Documentation and Product Process Know-How. Fabrinet’s manufacturing, procurement, testing, or measurement processes or operations may not deviate from those set forth in the most-current version of the relevant Product Process Documentation without the prior written consent of Avanex.

5.	Commercial Commitment.

5.1	Commercial Commitment. Upon successful completion of the technology transfer for a Product and ongoing compliance by Fabrinet with its obligations hereunder, during the term of this Agreement with respect to a Product, [*] transferred from Fabrinet, subject to the other provisions of this Agreement (the “Commercial Commitment”). The Commercial Commitment made herein will be proportionately adjusted if full-scale production of a Product is not in-place for an entire calendar year because the Facility or the Product manufactured at the Facility is not fully-qualified for the entire calendar year). The Commercial Commitment made by Avanex with respect to any Product is conditioned on Fabrinet continuously fulfilling Avanex’s requirements for the Product and delivering Product that conform in all respects with the relevant Specifications and required delivery-dates.

5.2	No Delays on Account of Disputes. Any breach of this Agreement with respect to any one Product or Order shall not impact Fabrinet’s obligation to deliver any other Product or Order, which deliveries shall not be delayed or withheld pending resolution of any disputes, claims, or controversies relating to another Product or Order.

6.	Manufacturing Equipment.

6.1	Consignment Equipment. Avanex will deliver to Fabrinet on consignment certain manufacturing equipment (“Consignment Equipment”) listed on Exhibit B, and other equipment as identified and agreed in writing by the parties. The Consignment Equipment is, and will

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

remain, the property of Avanex, will be subject to removal by Avanex without any cost to Fabrinet, shall be kept separate from other materials or tools, shall be clearly recorded and identified as the property of Avanex, shall be kept insured by Fabrinet with loss payable to Avanex, shall be located at Fabrinet’s facility at 294 Moo 8, Vibhavadi Rangsit Rd. Kookot, Lumlookka, Patumthanee 12130 Thailand, or other location as agreed in writing by Avanex, and will be used exclusively by Fabrinet for the manufacture of Products at its subsidiaries’ manufacturing facilities. Fabrinet will assume all risk of loss to the Consignment Equipment once Avanex delivers it to the designated manufacturing location. Fabrinet will keep the Consignment Equipment in good condition and repair, reasonable wear and tear excepted. Fabrinet will maintain the Consignment Equipment at a subsidiary facility. Fabrinet will not attempt to transfer or convey the Consignment Equipment to any third party. Fabrinet will return all Consignment Equipment to Avanex, at Avanex’s expense, immediately upon Avanex’s request. (“Subsidiary” means a corporation in which a party directly owns or controls, and continues to own or control, more than fifty percent of the voting stock.)

6.2	Purchased Equipment. In addition to the Equipment provided by Avanex and listed at Exhibit B of the Agreement, Fabrinet may procure manufacturing and testing equipment (“New Equipment”) from Avanex and/or third parties for the manufacture of Products for sale to Avanex. Subject to Avanex’s written approval, this New Equipment will be listed on an Exhibit B, signed by the parties. Fabrinet will provide Avanex with reasonable proof of the purchase price of each piece of New Equipment. Fabrinet will invoice Avanex quarterly for the depreciation costs of the New Equipment listed on Exhibit B, based on a pro rata [*] depreciation schedule. At the end of such term, Avanex will have the option to transfer title of the equipment at the depreciated value to Avanex after a minimal interest rate of [*] is applied to the purchase price and paid by Avanex. In the event either party terminates this Agreement, Fabrinet may promptly request that Avanex purchase the New Equipment listed on Exhibit B from Fabrinet at a cost equal to the original purchase price paid by Fabrinet, minus any depreciation costs attributable to the New Equipment and paid by Avanex. If Avanex cancels any or all orders for Products to be produced by Fabrinet with the New Equipment shown on Exhibit B, then Fabrinet may promptly request that Avanex purchase that portion of the New Equipment that shall no longer be used by Fabrinet due to such cancellation (upon a reasonable showing of such non-usage), at a cost equal to the original purchase price paid by Fabrinet, minus any depreciation costs attributable to that portion of the New Equipment and paid by Avanex.

7.	Intellectual Property – Operations Considerations.

7.1	Separation of Operations The operations related to the production of Products for Avanex will not be accessible or capable of being observed by any individual touring the Facility, other than Fabrinet’s security forces. Fabrinet will not allow any individual employed or otherwise associated with any Avanex Competitor to tour or otherwise observe the operations at the Facility related to the product of Products for Avanex. The “operations related to the production of Products” shall include, without limitation, raw material storage and inventory management, manufacturing processes, equipment operation, and measurement and testing methodologies and processes.

7.2	Audit Rights. Avanex and its customers shall have the right to audit the Facility and its operations to ensure that its security, intellectual property protection, manufacturing and quality-related processes meet or exceed the obligations undertaken by Fabrinet in this

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement and Avanex’s standards and requirements. Fabrinet’s failure to maintain the Facility and its operations at a level that meets or exceeds the obligations undertaken by Fabrinet in this Agreement or Avanex’s standards and requirements will be cause for Avanex to immediately terminate this Agreement with respect to any one or more Products.

8.	Relationship Management.

8.1	Product Managers. For each Product, Avanex or its Affiliate and Fabrinet will each designate a “Product Manager” who will be the primary point of contact for the other’s Product Manager on all matters related to the relevant Product, including, development of the Tech Transfer Schedule, development of the relevant Equipment List, preparation and exchange of the Product Process Documentation, coordination of Product Process Know-How disclosure, coordination of qualification processes by Avanex or its Affiliates and their respective Customers, the exchange of the relevant monthly Product Master Schedule, and development of cost-savings plan and timetables for implementation of such plans. The Product Managers will be the primary individuals for resolving minor disputes relating to delivery schedules, Change Orders, invoice payment, and other disputes relating to Orders for the relevant Product. However, in no event are the Product Managers authorized or otherwise empowered to alter, amend, modify or otherwise change any provision of this Agreement; such actions being accomplished solely through the procedures described in Paragraph 32.2. Fabrinet’s Product Manager shall prepare a monthly report quantifying Fabrinet’s ship-to-Order performance. The Product Managers shall be responsible for preparing quarterly business reports to be reviewed at the QBR Meetings contemplated below and shall otherwise comply with the requests of the Relationship Managers for information and other data.

8.2	Relationship Manager. Avanex and Fabrinet will each designate a “Relationship Manager” who will have a more global perspective of the relationship between Avanex and its Affiliates and Fabrinet as a result of this Agreement. The Relationship Managers will attempt to identify new opportunities for coordination between Avanex and its Affiliates and Fabrinet and will evaluate market trends. The Relationship Managers will attempt to resolve any disputes or controversies between Avanex or its Affiliate and Fabrinet arising hereunder. However, in no event are the Relationship Managers authorized or otherwise empowered to alter, amend, modify or otherwise change any provision of this Agreement; such actions being accomplished solely through the procedures described in Paragraph 32.2.

8.3	Quarterly Business Review Meetings. The Relationship Managers shall meet in person or by teleconference at least quarterly to review the progress of the relationship between the parties, the reports of the Product Managers, the Manufacturing Reports referenced in Paragraph 10, cost and price improvement initiative for each Product as anticipated by Paragraph 16.3, and attempt to resolve any dispute or controversy that the Product Managers are unable to resolve and which either Product Manager deems to be a matter that should be considered by the Relationship Managers.

9.	Intellectual Property.

9.1	Customer Information. Avanex and its Affiliates own certain technical information and know-how that relates to the design, techniques, processes, work instructions and materials for the manufacture of the Products, including without limitation, Product Process Documentation and Product Process Know-How (“Avanex Information”). Avanex and its Affiliates will retain

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

ownership of all intellectual property and other proprietary rights in and to the Information and the design and manufacture of the Products. Nothing in this Agreement, other than as specifically set forth in Paragraph 9.2 to 9.6 below and subject to the terms set forth in Paragraph 9.2 to 9.6 below, grants any right or license under any Information to Fabrinet or any third party.

9.2	Avanex License to Fabrinet. Avanex and its Affiliates hereby grant to Fabrinet a limited, revocable, nonexclusive, nontransferable, non-assignable right and license to use the Avanex Information to make the Products and sell the same only to Avanex and its Affiliates, and only while this Agreement is in effect. This license does not include any sublicensing or have-made rights, and is limited to manufacturing at the Facility. No other license is granted by Avanex or its Affiliates, by implication or otherwise. In the event this agreement is terminated, then Fabrinet will return to Avanex all licensed information originally licensed to Fabrinet within 30 days after the termination of the agreement.

9.3	License-Back. Fabrinet grants to Avanex a nonexclusive, royalty-free, transferable, assignable, irrevocable, perpetual license, including the right to sublicense and have-made rights, under any intellectual property or proprietary rights that Fabrinet may have with respect to any technical information or know-how specifically developed and used by Fabrinet to make the Products (“Fabrinet Information”). This license shall survive the expiration or termination of this Agreement for any reason whatsoever.

9.4	Copyrights. Fabrinet agrees that, for any works of authorship (including, but not limited to, illustrations, writings, mask works, multimedia works, data, software, firmware, and computer programs) created by Fabrinet or by any employees, agents or contractors of Fabrinet, or by any other persons or entity(ies) associated with or used by Fabrinet in the manufacture of Products under this Agreement (each a “Fabrinet Representative”; collectively, the “Fabrinet Representatives”), those works that come under one of the categories of “Works Made for Hire” in 17 USC 101, and all right, title and interest in such works of authorship shall belong to Avanex. For any works of authorship that do not come under such categories, Fabrinet, warranting that it has the right to do so, hereby assigns and agrees to assign all right, title and interest it has to any copyright in such works and will execute or cause to have executed at Avanex’s expense any documents required to establish Avanex’s ownership of such copyright. Fabrinet, on behalf of itself and the Fabrinet Representatives, hereby waives all “moral rights” and the like with respect to such authorship, to the extent allowed by applicable law. Such works of authorship shall be treated as Information and licensed-back to Fabrinet by Avanex subject to the provisions of Paragraph 9.2.

9.5	Patents. Fabrinet agrees to promptly disclose to Avanex all inventions, discoveries and improvements, whether or not patentable, made or first instituted to practice in the course of, or arising out of, or the performance of this Agreement, by Fabrinet or any Fabrinet Representative. All such inventions, discoveries, and improvements and any patents therefore shall be owned solely by Avanex. Fabrinet agrees to execute, or to cause a Fabrinet Representative to execute, any assignments or other documents, necessary to effect such ownership right and to assist Avanex (by reviewing documents and providing data), as requested by Avanex, for the preparation or prosecution of any applications for patents covering such inventions, discoveries, or improvements. Such inventions, discoveries and improvements shall be treated as Avanex Information and licensed-back to Fabrinet by Avanex subject to the provisions of Paragraph 9.2.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

9.6	Patent Marking. Fabrinet shall mark Products or shipping containers for Products in accordance with patent marking instructions provided by Avanex.

10.	Orders; Forecasts.

10.1	Master Schedule. Within ten (10) calendar days of the end of every calendar month, Avanex shall provide Fabrinet with a written non-binding forecast which projects the anticipated types and quantities of Products that Avanex expects to purchase during the following twelve (12) months, itemized on a monthly basis (“Master Schedule”). Additionally, the Master Schedule will contain non-binding forecast projections of the types and quantities of Products Avanex expects to purchase during the ensuing thirteen week rolling period, broken down by weeks.

10.2	Orders. Avanex shall issue purchase orders (“Orders”) that match the Master Schedule. The first [*] weeks of each Master Schedule shall represent a binding commitment by Avanex to order (“Committed Order”), and Avanex shall submit an Order for such amount with each Master Schedule. Orders will specify the types and quantities of requested Products, and the delivery dates and destination points. Orders may be revised per the revised Master Schedule. Avanex shall only be required to purchase released items from Orders. The terms and conditions of this Agreement will be incorporated into each Order by reference and have the same effect as being in full text. In the event of any conflicts, differences or inconsistencies between the terms and conditions of this Agreement and those of any Order, quotation, acknowledgment or any other related document, the terms and conditions of this Agreement will govern.

10.3	Cancellation of Orders: Avanex understands and agrees that Fabrinet assumes no inventory liability under the terms of this agreement. However, Avanex and Fabrinet agree to work to reduce Avanex’s inventory exposure as follows:

10.3.1	Finished Goods: Avanex shall be liable for all Products manufactured in accordance with the Purchase Order commitments as of the date of cancellation, whether such Products are at Fabrinet’s manufacturing facility or in transit. However, Avanex shall not be obligated to pay for more finished goods than the supply of such Products matching the committed Purchase Order.

10.3.2	Work in Process: Avanex shall be responsible for Costs of work in process in percentage of work completed on the date of cancellation so long as the amount of Product is consistent with the committed Purchase Order.

10.3.3	Raw Materials: Avanex shall be responsible for [*] of the cost of any materials used in the Component manufacturing process on hand at or in transit to Fabrinet’s manufacturing facility as of the date of cancellation which is directly attributable to the Product described in the notice of Cancellation. Except as provided in section 10.3.4 below, Avanex shall not be responsible for any raw materials costs for Products scheduled for production greater than eight weeks from the date of cancellation.

10.3.4	Open Purchase Orders: The parties understand that Fabrinet may incur costs assessed by vendors for the cancellation of component orders with long lead times. In the event that Fabrinet is assessed any such costs, Avanex shall reimburses Fabrinet for all such costs, provided that such costs are for Products to be purchased within [*] weeks under the

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Master Schedule or longer for long lead time items if agreed in advance in writing by both Parties. Fabrinet agrees to notify vendors of any cancellation within [*] hours of receipt of the notice of cancellation from Avanex. Fabrinet further agrees to make its best effort to return components, audit a vendor’s assessment and will make the results of such audit available to Avanex. Fabrinet agrees to immediately notify Avanex of any cancellation charges and provide Avanex with the opportunity to pay the cancellation charge or purchase the components ordered.

10.4	Avanex Purchase Commitments. See Section 5.1

10.5	Fabrinet Manufacturing Commitment. Fabrinet will maintain sufficient manufacturing capacity (equipment and trained personnel) to be able to increase the number of units (“upside flexibility”) of each Product shipped to Avanex by the percentages set forth as follows period over period. Within a lead time of [*] days [*]% Upside flexibility, [*] days [*]% upside flexibility and > [*] days [*]% upside flexibility. Notwithstanding the foregoing, Fabrinet will have no liability for breaching this manufacturing commitment if such breach is caused solely by Avanex’s failure to timely deliver the Equipment for the manufacture of the Products.

10.6	Avanex may extend the delivery date of any Order, in whole or in part (and the corresponding invoice) for a period of up to [*] weeks, anytime before the Products are shipped.

11.	Inventory Management

11.1	Manufacturing Reports. Fabrinet’s Product Manager shall provide to Avanex’s Product Manager, or such other person designated by Avanex, a periodic report of the manufacturing capacity utilization, inventory quantities and current lead-times for critical components and raw materials used to manufacture each Product. The Manufacturing Lead-Time for a Product will be reduced when the lead-time for ordering components and other raw materials used to produce such Product improves or Fabrinet’s processes for the manufacture of such Product improves.

11.2	Supplier Managed Inventory. If noted in Exhibit A associated with a Product, Fabrinet will maintain agreed inventory levels of specified critical components and finished goods for a Product. Fabrinet will periodically replenish the Safety Stock to maintain “freshness (FIFO)” and will use its best efforts to maintain the Safety Stock at all times throughout the term of this Agreement, as applied to the relevant Product.

11.3	Liabilities:

11.3.1	Obsolete Material: Avanex will issue a Purchase Order for all Obsolete Inventory prior to the end of the quarter the material(s) is/are declared obsolete. This PO will cover raw materials at Fabrinet at the price equal to the price of the Fabrinet purchase price plus the appropriate mark up as designated in Exhibit C.

11.3.2	Excess Inventory:

11.3.2.1	Fabrinet will use Avanex’s forecast and Purchase Orders as stated in Section 10 to define Product Schedules which will be the basis for defining material usage for a 12-month period.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

11.3.2.2	Any material purchased on behalf of Avanex in support of any portion of Purchase Orders or Forecast Schedules must be consumed within the following [*] months. Any material that does not show planned consumption in that period will be reported as Excess.

11.3.2.3	Fabrinet will provide a monthly report highlighting all Excess Materials. This report will be available on the Avanex designated area of Fabrinet’s website the first week of every month for Avanex review. The report will indicate aging of material and Excess category.

11.3.2.4	Any material that remains in Excess category for a [*] week period will be noted to Avanex as due and payable in [*] days (invoice).

11.3.2.5	Finished Goods will be invoiced at the agreed upon Fabrinet Selling Price.

11.3.2.6	After invoicing, Fabrinet will move Excess Inventory to a Consignment location for Avanex disposition. Fabrinet will maintain inventory in the designated consignment area for up to [*] months, after which Fabrinet will ask for Avanex final disposition.

11.3.2.7	Liabilities set forth in Agreement shall be subject to Avanex’s audit of such costs.

11.3.2.7.1	Mitigation: Fabrinet will use its commercially reasonable efforts for at least [*] days to mitigate Avanex’s liability for Excess and Obsolete parts, including, without limitation, canceling component orders, rescheduling component orders, selling components or using the components for other Fabrinet Products.

11.3.2.7.2	Long lead-time Components (beyond [*] weeks of lead-time): Within a first month of each quarter, Fabrinet shall notify Avanex of components that Fabrinet recommends should be purchased in excess of [*] weeks of Avanex’s demand. Fabrinet shall not purchase such components without the written consent of Avanex. If Avanex consents to such a purchase, Avanex acknowledges that Avanex may have liability for such components as either excess raw material(s) or obsolete raw material(s).

11.3.3	For excess raw materials and excess WIP, Avanex shall have the option to (a) purchase the excess raw materials from Fabrinet at a price equal to the materials cost plus Fabrinet’s standard handling charge and the excess WIP from Fabrinet at a price equal to the materials cost plus Fabrinet’s standard handling charge plus labor or (b) pay Fabrinet a carrying cost equal to [*] per month of the above prices. Avanex shall notify Fabrinet of Avanex’s choice at least [*] days before the no full consumption occurs and shall pay for the amount due within [*] days after the date of Fabrinet’s invoice, such date not being sooner than the date when no full consumption occurs.

11.4	Safety Information. Fabrinet shall acquire from the supplier of any components or raw materials, and make available to Avanex, all appropriate information, including Material Safety Data Sheets, regarding the properties and characteristics of such materials and procedures for their proper handling, management and disposition. Fabrinet shall provide all such information to Avanex as may be applicable to the Products at time of delivery.

12.	Engineering Change Orders.

12.1	Engineering Change Order Proposals. Initially, Products manufactured by Fabrinet hereunder will be manufactured, tested and measured in full compliance with the relevant Product Process Documentation and Product Process Know-How provided to Fabrinet by Avanex or its Affiliates. However, during the term of this Agreement as applied to any Product, Avanex or its

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Affiliate may propose a change to the relevant Product Process Documentation or Product Process Know-How and instruct Fabrinet to comply with the change (a “Avanex-Proposed Engineering Change Order”). Alternatively, Fabrinet may propose a change to the relevant Product Process Documentation or Fabrinet may wish to implement or utilize other Fabrinet-developed or owned Information or know-how to manufacture, test, or measure a Product (a “Fabrinet-Proposed Engineering Change Order”).

12.2	Fabrinet-Proposed Engineering Change Orders. A Fabrinet-Proposed Engineering Change Order may not be implemented without the prior written consent of Avanex, which consent may be granted at Avanex’s sole discretion through the uses of Avanex’s PDM system.

12.3	New Versions of the Product Process Documentation. If Avanex-Proposed or Fabrinet-Proposed Engineering Change Order is implemented, a new version of the relevant Product Process Documentation will be documented in writing (in the English language) and Avanex and Fabrinet will each maintain a copy of the new version of the relevant Product Process Documentation. It is the intention of Avanex and Fabrinet that the contents of the Product Process Documentation in each party’s possession will be identical (with the master always held by Avanex in it’s PDM System).

13.	Delivery and Acceptance.

13.1	Delivery Terms. Terms of delivery for all Products Ordered by Avanex (which Orders have not been reduced prior to delivery by a Change Order) will [*] (IncoTerms 2000 version) (the “Point of Delivery”) with maximum cover for insurance.

13.2	Late Delivery.

13.2.1	Time is of the essence with respect to each Order and all schedules deliveries because the production processes of Avanex and its Customers depend on the timely delivery of Products Ordered from Fabrinet.

13.2.2	Should Fabrinet be unable to deliver Products within a delivery schedule established by a given Order, it shall notify Avanex when it became aware, or should reasonably have become aware that it could not deliver the Products Ordered. Avanex is [*] to accept any late-delivered Orders, and all risk of loss with respect to any Product that is late-delivered shall remain with Fabrinet until such Product is accepted by Avanex in accordance with applicable law.

13.2.3	Fabrinet may deliver partial shipments, but only with the Avanex’s consent. Avanex shall not be obligated to accept any late-delivered shipments and will not be liable to Fabrinet, or otherwise bear any charge, cost, expense, penalty or other obligation to Fabrinet, on account of non-acceptance of late-delivered shipments.

13.3	Title; Risk of Loss. Subject to Avanex’s right to reject and revoke prior acceptance of delivered Products, title to Products shall pass to Avanex upon completion of Fabrinet’s delivery obligations. Fabrinet assumes all risks of loss or contamination and liabilities arising from the storage, handling and shipment of Products until such time as Fabrinet has completed its delivery obligations.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

13.4	Packing. Products shall be packaged in accordance with the relevant Product Specifications or other instructions provided by Avanex, or if none are provided, in accordance with industry standards so as to protect the delivered Products from damage in the normal course of transit by air, ship, rail, or truck.

13.5	Marking. Fabrinet shall mark on exterior shipping containers all necessary information including the destination address, the Order number appearing on the Order, the relevant Product part number(s) designated by Avanex, and such other information required by Avanex. The Order number and the relevant Product part number(s) shall appear on all invoices, packages, crates or boxes, packing slips, bills of lading, express receipts, correspondence, and other instruments in connection with each Order. For multiple shipping containers in a given shipment, Fabrinet shall label each exterior container with a sequential number and the total number of containers in the shipment (e.g., 1 of 5, 2 of 5, etc.).

13.6	No Encumbrances. All Products delivered will be free from any third party liens or other charges or encumbrances. Avanex will receive good and marketable title to the Products at the time of delivery.

13.7	Rejection. If Avanex rejects shipped Product (or revokes its prior acceptance of a shipped Product):

13.7.1	Fabrinet shall, upon notice from Avanex, make all necessary arrangement for the transportation and return of the rejected Product;

13.7.2	Fabrinet shall be solely responsible for all costs of transportation and other actions necessary to return the rejected Product;

13.7.3	title to the rejected Product shall be deemed to have been always retained by Fabrinet, and never to have passed to Avanex;

13.7.4	Fabrinet shall retain all risks of loss, contamination, and liability with respect to shipment and disposition of such rejected Product; and

13.7.5	Fabrinet shall be solely responsible for the proper handling, transportation, storage, treatment and disposal of the rejected Product.

13.8	Customs Compliance. Fabrinet shall provide Avanex with a valid, accurately-completed Exporters’ Certificate of Origin (“ECO”) for all Products that qualify for preferential duty treatment under the North American Free Trade Agreement (“NAFTA”) and any other documentation reasonably required for customs compliance. Fabrinet shall send the ECO to Avanex prior to the first shipment to enable Avanex to claim preferential duty treatment under NAFTA at the time of entry. Fabrinet shall notify Avanex in writing prior to making any pricing or source changes that might result in the Goods being ineligible for preferential duty treatment under NAFTA. Fabrinet recognizes that the ECO will be used by Avanex as proof of eligibility for duty preferential treatment and Fabrinet agrees to provide full cooperation to Avanex for any U.S. Customs inquiries into NAFTA claims that arise out of any Product provided under this Agreement.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

14.	Invoices.

14.1	When Invoices May be Submitted. Fabrinet may invoice Avanex for Product delivered upon completion of Fabrinet’s delivery obligations.

14.2	Contents of Each Invoice. Each invoice shall identify thereon at least the following information: (i) the Order number; (ii) the relevant Product part numbers for the Products shipped; (iii) the quantity of the Products delivered; (iv) the delivery date; and (v) the shipment destination.

14.3	Terms of Payment. Payment terms will be [*] days from Avanex’s receipt of a valid invoice.

14.4	U.S. Currency. All invoices shall be payable in U.S. currency only.

15.	Support.

15.1	Avanex’s FMAs. Fabrinet will provide such technical support, including failure mode analysis and manufacturing process review, as Avanex may reasonable request. Avanex intends to continue to maintain the capability to perform failure mode analysis on defective Product and the results of Avanex’s failure mode analysis will be presumed accurate in the absence of manifest error.

15.2	Facility Tours. Fabrinet will permit, upon Avanex’s written authorization, Avanex, its Affiliates, and their respective Customers and prospective Customers, to tour the Facility and the operations related to the production of Products, including inspection of all areas used for the manufacture, storage and handling of components, and in the processing, manufacturing, and storage of the Products, for the purposes of monitoring and assuring compliance with manufacturing and quality standards. Avanex and its Affiliates and their respective Customers shall also be permitted to review quality reports and statistical process controls related to the manufacturing of Products.

15.3	Engineering Services. Fabrinet agrees that Avanex is entitled to reasonable engineering services without additional charge, cost, penalty or expense in support of its requirements.

16.	Pricing.

16.1	Pricing Methodology. The purchase price for each Product shall be determined in accordance with the Pricing Methodology set forth in Exhibit C.

16.2	Price Reviews. Fabrinet will define and implement, with the relevant Avanex Product Manager’s approval, short- and long-term cost reduction programs for each Product. At price review meetings to be arranged by the parties’ relevant Product Managers, the parties will review relevant Product prices, agree on the appropriate price adjustments and the manner and the timing of their implementation, set Product price targets based on forecasted volumes, and identify actions and corresponding responsibilities of the parties required to achieve the target Product price reductions. The Product Managers will update the Relationship Managers at each QBR on the progress made by the parties toward price and cost improvement. In addition, the parties intend to take advantage of global tax efficiencies, where mutually acceptable, in order to reduce costs. Price improvements may be realized through a decrease in the [*], a decrease in the Fabrinet Product [*], decrease in costs associated with a Product’s

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

[*], and improvement in a Product [*]. Fabrinet will continuously work to reduce the price for Products and will promptly notify Avanex will opportunities for cost-savings manifest themselves. Fabrinet and Avanex will work together to ensure that Fabrinet pricing is competitive.

16.3	Realization of Cost Savings. All cost savings initiated or effected by Fabrinet (related to but not limited to price reductions on materials, substitute materials, improved manufacturing process efficiencies, improved manufacturing yields, or design changes) related to a Product, shall be enjoyed solely by Fabrinet for the calendar quarter in which the cost savings were implemented (the “Fabrinet Savings Period”). After the Fabrinet Savings Period, those cost savings shall be [*] by Fabrinet, on the one hand, and Avanex and its Affiliates, on the other, for the following quarter and shall be reflected in the form of a per unit cost reduction of the Product or as otherwise mutually agreed (the “Shared Savings Period”). After the Shared Savings Period, such cost savings shall [*], and shall be reflected in the form of a per unit cost reduction of the Product or as otherwise mutually agreed. Fabrinet shall promptly notify Avanex when it begins to realize cost savings initiated by it. In the event that the cost saving is initiated or effected by Avanex (related to but not limited to price reductions on materials, substitute materials, improved manufacturing process efficiencies, improved manufacturing yields, or design changes) related to a Product, shall be [*] by Avanex at the point of implementation.

16.4	Audit Rights. Fabrinet agrees to permit an authorized representative of Avanex or its Affiliate, at reasonable times and upon reasonable notice, full access to the books, records and other financial information of Fabrinet pertaining solely to the production of Products for Avanex. If, as a result of the review of such books, records and other financial information, Avanex or its Affiliate asserts that the price paid by Avanex for Product delivered exceeds that which should have been paid as calculated pursuant to the Pricing Methodology, the Product Managers will attempt to resolve the dispute in good faith. If the Product Managers are unable to resolve the dispute, the matter will be referred to the Relationship Managers. If the Relationship Managers are unable to finally resolve the dispute, Avanex may terminate the Commercial Commitment made by it with respect to the relevant Product, purchase the relevant Equipment pursuant to Paragraph 6.2 and Fabrinet shall comply with its obligations under Paragraph 21 and elsewhere in this Agreement.

17.	Quality Control and Reliability.

17.1	Fabrinet warrants and represents that the Facility will maintain ISO 9001 certification throughout the term of this Agreement. In addition, Fabrinet agrees to implement 6-sigma statistical analysis, where applicable, to the production of Products under this Agreement.

17.2	Fabrinet will test and inspect Products per agreed upon instruction set prior to shipment. Fabrinet shall maintain accurate records of all quality tests, processing activities, monitoring of process steps, and Product quality tests. Avanex shall have the right upon request to inspect such records, and to obtain a copy of such records.

17.3	Fabrinet will promptly report to Avanex in writing any suspected or actual defect in design or manufacturing of the Products, malfunction of Products, or nonconformance to the Specifications.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

18.	Term and Termination.

18.1	Unless earlier terminated in accordance with its terms, this Agreement shall remain valid and effective through [*] (the “Initial Term”). This Agreement will automatically renew beyond the Initial Term for successive one (1) year periods (each, a “Renewal Term”) unless either party notifies the other in writing 180 days prior to the scheduled expiration of the Agreement that the Agreement shall expire at the end of the then-current term.

18.2	The Commercial Commitment made by Avanex herein with respect to any Product is (i) conditional on Fabrinet continuously delivering all Products that have been ordered hereunder that comply in all respects with the relevant Specifications and required delivery-dates, and (ii) is subject to the other terms and conditions of this Agreement and Fabrinet’s compliance with all its obligations herein. If Fabrinet is unable to continuously comply with its obligations herein, Avanex may reduce the Commercial Commitment made to Fabrinet with respect to the affected Product or Products or terminate this Agreement with respect to the affected Product or Products immediately upon written notice as provided in this Agreement.

18.3	This Agreement is not terminable by Fabrinet prior to its then-effective expiration date for any reason whatsoever, other than Avanex’s failure to pay proper and valid invoices when due and payable or a change in control of Avanex per section 18.6, below, provided, however, Fabrinet shall first provide [*] days written notice to Avanex of its intent to terminate the Agreement under either provision.

18.4	Without limiting any other provision of this Agreement, this Agreement is terminable by Avanex if Fabrinet ceases to do business, elects to dissolve, dissolves, becomes insolvent, is unable to pay debts as they become due, makes a general assignment for the benefit of creditors, or, files, or has filed against it, a bankruptcy petition.

18.5	Without limiting any other provision of this Agreement, the Commercial Commitment made by Avanex herein with respect to any Product or Products is terminable in the event of a “Change-in-Control” over Fabrinet or the Facility. A “Change-in-Control” includes, without limitation, the sale of all or substantially located at the Facility, the merger of Fabrinet or the legal organization or association owning or controlling the Facility with or into a another party, and the sale of sufficient equity in Fabrinet or the legal organization or association owning or controlling the Facility as a result of which a party that did not control the management or affairs of Fabrinet or a Facility as of the Effective Date of this Agreement acquires such control.

18.6	In the event of a sale of all or substantially all of operating assets Avanex, or a “change-in-control” over Avanex as a result of which Avanex Incorporated no longer beneficially owns greater than 51% of the voting securities of Avanex or the successor-in-interest (including transferees and assignees) of the operating assets of Avanex, or should the operations of Avanex be shutdown, this Agreement may be terminated by either party upon written notice to the other.

18.7	Notwithstanding the circumstances of termination, in the event this Agreement or the Commercial Commitment made by Avanex with respect to any Product or Products is terminated by Avanex for any reason whatsoever, Avanex’s sole and exclusive liability and obligation to Fabrinet shall be to: 1) purchase the relevant Equipment if it has not been fully-

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

depreciated as contemplated by Paragraph 6.2, and if it has been fully-depreciated, Avanex shall have the option to purchase all or a portion of such Equipment as contemplated by Paragraph 6.2; 2) to purchase any materials in inventory procured by Fabrinet to support the then current 2-month blanket PO; 3) to purchase any labor, overhead, and materials for WIP to support the then current 2-month blanket PO; and, 4) to purchase any finished Products and Products in transit that were manufactured by Fabrinet to support the then current 2-month blanket PO.

19.	Provision of Termination Assistance Services.

19.1	Continued Delivery of Products Ordered. Except for termination by Fabrinet pursuant to section 18.3 or 18.6, above, upon the expiration or termination of this Agreement or the Commercial Commitment made by Avanex in this Agreement as applied to any Product, Fabrinet shall for not less than [*] after the expiration or termination date (the “Transition Period”), continue to supply the Product in accordance with the Orders that it receives from Avanex. All such Orders shall be subject to and in accordance with the terms of this Agreement. The other provisions of this Agreement shall continue to apply during the Transition Period. Though the Commercial Commitment made by Avanex with respect to any Product may have expired or terminated, Fabrinet shall, nonetheless, remain legally bound and obligated to continue to manufacture and sell the relevant Product to Avanex during the Transition Period. During the Transition Period, Fabrinet shall treat all Orders for the subject Product from Avanex with the highest level of priority that Fabrinet provides to any other order for any other product from any other Avanex, though not less than the level of priority that Fabrinet provides to its most valued Customers. All Orders for the relevant Product shall be filled and the quality of the relevant Products manufactured and sold by Fabrinet shall meet or exceed the quality of the relevant Products manufactured by Fabrinet prior to the expiration or termination date.

19.2	Price Quotes. Avanex has the right to obtain competitive quotes to manufacture and sell any Product to Avanex. If Avanex obtains a competitive quote and the price for the quoted Product is less than the then-current price for the relevant Product payable hereunder, or the Product Manufacturing Lead-Time is shorter than that provided by Fabrinet, or for any other legitimate business or commercial reason, Avanex considers the competitive offer to be superior to that offered by Fabrinet, Avanex will notify Fabrinet of the superior term offered by the competitor. Fabrinet will have [*] days to respond to such notice. If Fabrinet offers to match the superior offer in all respects effective immediately, the Commercial Commitment made by Avanex hereunder shall remain valid and effective. If Fabrinet refuses to match the superior term immediately or places other conditions on its willingness to match the superior offer, the Commercial Commitment made herein by Avanex with respect to the relevant Product after the Initial Term is terminable by Avanex in which case Avanex may purchase the relevant Equipment pursuant to Paragraph 7.6, and Fabrinet shall comply with its obligations under Paragraph 21 and elsewhere in this Agreement. If, within the Initial Term, Fabrinet refuses to match the superior term immediately or places other conditions on its willingness to match the superior offer, Avanex may reduce its Commercial Commitment for the relevant Product to [*], for a period of [*] months after which if Fabrinet continues to refuse to comply with the reduced pricing proposal, Avanex may withdraw the product from Exhibit A (transferred products) with no further obligations.

19.3	Technology Transfer. During the Transition Period and in addition to the obligations created in

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

the preceding two Paragraphs, Fabrinet shall provide, at Avanex’s sole expense, such reasonable cooperation and technical assistance to Avanex or its Affiliate, or to a third-party designated by Avanex, as is reasonably required to facilitate the transfer of the relevant Avanex Information and Fabrinet Information that may be necessary or expedient to enable Avanex, its Affiliate, or a third-party designated by Avanex, to install and calibrate the Equipment (including, for the avoidance of doubt, any New Equipment), and manufacture, test and measure a reasonable number of sample of the relevant Product so as to enable Avanex, and its Customers, to qualify the new manufacturing location and the Product produced thereat for full-scale production and sale. In providing such reasonable cooperation and technical assistance, Fabrinet shall, at Avanex’s sole expense, provide such number of equipment operators and engineers knowledgeable in the maintenance and operation of the Equipment (including the New Equipment) and the processes and know-how employed in the manufacture, testing and measuring the relevant Product so that the technology transfer to Avanex, its Affiliate, or a third party designated by Avanex is completed in a commercially reasonable period of time. Fabrinet shall also provide to Avanex or its Affiliate or a third party designated by Avanex the latest version of the Product Process Documentation applicable to the relevant Product. Fabrinet shall be reimbursed by Avanex for any and all expenses reasonably incurred by Fabrinet to comply with its obligations in this Paragraph 21.2.

19.4	Return of Product Process Documentation. Once the relevant Equipment (including New Equipment) used to manufacture, test or measure the relevant Product has been repurchased by Avanex or otherwise upon Avanex’s written request, Fabrinet shall send to Avanex, in such format as Avanex may reasonably request, all versions of the relevant Product Process Documentation. Fabrinet shall ensure that all paper copies of all versions of the relevant Product Process Documentation are returned to Avanex or destroyed, and after sending an electronic copy of the same to Avanex’s designated representative, Fabrinet shall delete all electronic copies of all versions of the relevant Product Process Documentation from any computer or other equipment owned or used by Fabrinet or any of its employees or contractors. Fabrinet shall deliver a certificate executed by an officer of Fabrinet confirming that all copies of all versions of the relevant Product Process Documentation have been returned to Avanex.

19.5	Absolute Obligation; Equitable Relief; Waiver of Limitation of Liability. Fabrinet understands that it shall have an absolute and unconditional obligation to cooperate fully with Avanex and its Affiliates, and their third party designees, as contemplated in each Paragraph of this Paragraph 19 (except for 19.2). Fabrinet understands and acknowledges that if it were to breach or threaten to breach its obligations herein under any circumstances, Avanex and its Affiliates, and their respective Customers, would be irreparably harmed. In such circumstances, Avanex shall be entitled to proceed directly to a court of competent jurisdiction and obtain such injuctive, declaratory or other equitable relief as may be reasonably necessary to prevent such breach. Fabrinet hereby waives the posting of any bond by Avanex in connection with any application for equitable relief to enforce Fabrinet’s obligations under this Paragraph 19.2.

20.	Indemnification Matters.

20.1	Intellectual Property Indemnities. Fabrinet shall indemnify, defend and hold harmless Avanex and its Affiliates, and their respective Customers, employees, officers, directors, shareholders,

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

successors and assigns (the “Avanex Indemnified Parties”), from any and all damages, claims, losses, liabilities, judgments, penalties, and expenses (including reasonable attorneys’ fees) that arise from, are connected with, are attributable, or are otherwise related to any and all claims that any process, tools, or operations used by Fabrinet to manufacture Products infringes or misappropriates another party’s patent, copyright, trade secret, or trademark or other intellectual property or proprietary right; except (i) where Fabrinet is instructed by Avanex or its Affiliate in writing to comply with certain processes, tools, operations, and such processes, tools, or operations are the subject of the claim, or (ii) claims arising from the design of a Product which design was provided by Avanex or its Affiliate to Fabrinet. Per either 20.1(i) or (ii), Avanex or its Affiliate, as the case may be, shall indemnify, defend, and hold harmless Fabrinet and its subsidiaries and their respective employees, officers, directors, shareholders, successors and assigns, from any direct damages incurred as a result of such matter (including reasonable attorneys’ fees). Where Fabrinet has an indemnification obligation hereunder, it will, in addition to the foregoing, either (i) procure the right for Avanex and its Affiliates and their respective Customers to use, import, sell, and offer to sell the affected Product worldwide, (ii) replace all units of the affected Product sold hereunder with a non-infringing equivalent, and/or (iii) modify all units of the affected Product sold hereunder it to make it non-infringing.

20.2	Other Indemnities. Fabrinet shall indemnify, defend and hold harmless the Avanex Indemnified Parties from any and all Losses that arise from, are connected with, are attributable, or are otherwise related to: (a) injuries or death to persons or damage to property, caused by the negligent act or omission of Fabrinet or any person furnished by Fabrinet; (b) assertions under Worker’s Compensation or similar acts made by persons furnished by Fabrinet; or (c) a breach by Fabrinet of any warranty or obligation in this Agreement or in a Order, except to the extent a warranty breach is attributable to a Avanex-Consigned Part or a Avanex-Sold Part.

20.3	Indemnification Procedures. Promptly after receipt by an indemnitee of any written claim or notice of any action giving rise to a claim for indemnification by the indemnitee, the indemnitee shall so notify the indemnitor in writing and shall provide copies of such claim or any documents relating to the action. No failure to so notify an indemnitor shall relieve the indemnitor of its obligations under this Agreement except to the extent that the failure or delay causes actual damages or prejudice to the indemnitor. Within thirty (30) days following receipt of such written notice, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of such claim or action (a “Notice of Assumption of Defense”). If the indemnitor delivers a Notice of Assumption of Defense with respect to a claim within the required period, the indemnitor shall have sole control over the defense and settlement of such claim; provided, however, (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. Fabrinet shall give Avanex prompt written notice of any threat, warning or notice of any such claim or action against Fabrinet that may have an adverse impact on Fabrinet’s ability to manufacture, test and measure any Product. After the indemnitor has delivered a timely Notice of Assumption of Defense relating to any claim, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by such indemnitee in connection with the defense of such claim; provided the indemnitor shall pay for separate counsel for the indemnitee to the extent that conflicts or potential conflicts of interest between the parties so

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

require. The indemnitor shall not be required to indemnify the indemnitee for any amount paid by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Assumption of Defense if such amount was agreed to without prior written consent of the indemnitor, which consent shall not be unreasonably withheld or delayed in the case of monetary claims. If the indemnitor does not deliver a Notice of Assumption of Defense relating to a claim within the required notice period, the indemnitee shall have the right to defend the claim in such a manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses as they are incurred upon written request therefor. The indemnitee shall provide reasonable assistance to the indemnitor (at the indemnitor’s expense).

20.4	Other Rights. If Fabrinet is unable to develop a remedy that is reasonably agreeable to Avanex and an Epidemic Condition is attributable to a breach of Fabrinet’s warranty under Paragraph 21.1, Avanex may (i) develop and implement a remedy and, in such case, all costs of implementation shall be reimbursed by Fabrinet, and (ii) cancel postponed Orders without liability and return all Products affected by such Epidemic Condition for full refund, payable by Fabrinet within thirty (30) days after receipt (with risk of loss or in-transit damage borne by Fabrinet), and (iii) terminate the Commercial Commitment made by Avanex in this Agreement with respect to any or all Product(s).

21.	Product Warranties.

21.1	Warranties. Fabrinet warrants to the Avanex Indemnified Parties for a period of [*] years after the Product is deployed in the field and operated (the “Warranty Period”) that such Product will be free from defects in materials and workmanship and will strictly conform to the relevant Product Specifications. This warranty extends to the future performance of all Products delivered. Fabrinet also warrants to the Avanex Indemnified Parties that all services provided by it will be performed in a first class, workmanlike manner by personnel properly trained. Fabrinet further warrants that all Products shall be manufactured, tested and measured in accordance with the most recent version of the relevant Product Process Documentation. If any Vendor-Sold Parts within any Product provided by Fabrinet contain manufacturers’ warranties, Fabrinet hereby assigns such warranties to Avanex. All warranties shall survive inspection, testing by Avanex, acceptance and payment.

21.2	Obligations. Any Products or services not meeting the foregoing warranties will be, at the Avanex’s option, returned for or subject to refund, repair, replacement or re-performance by Fabrinet free-of-charge and with transportation costs and risk of loss and damage in transit borne by Fabrinet. Repaired and replacement Products shall be warranted as set forth in Paragraph 21.1.

22.	Epidemic Condition.

22.1	Notice of Epidemic Condition. If, during the expected operational life of any Products purchased from Fabrinet, Avanex notifies Fabrinet that the Products show evidence of an Epidemic Condition, Fabrinet shall prepare and propose a corrective action plan with respect to the Products as promptly as practicable upon receipt of such notification, addressing implementation and procedure milestones for remedying the Epidemic Condition.

22.2	Epidemic Condition. An Epidemic Condition will be considered to exist when one or more of

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

the following conditions occur:

22.2.1	Failure reports or statistical samplings show that four percent or more of quantity/volume of the particular Product that was provided by Fabrinet under this Agreement failed to operate (or is expected to fail to operate) in accordance with its operating parameters during its expected operational life and such failure to operate is not a result of a defect in Avanex’s Product design, or;

22.2.2	Reliability plots of relevant data indicate that any Products provided by Fabrinet has actual Mean Time Between Failures (MTBF) of less than 90% of the MTBF stipulated in the relevant specifications. The MTBF parameter of material is defined as the total operating or power-on time of any population under observation (“T”), in hours, divided by the total number of critical failures (“n”) that have occurred during the observed period. A critical failure is defined as a failure to operate per the requirements of the relevant specification. The total operating time of a population is the summation of operating time of individual units in that population. MTBF is expressed as MTBF = T/n. An Epidemic Condition shall exist when data derived from populations being tracked confirms the condition with 90% confidence.

22.3	Remedy of Epidemic Condition. In the event that Fabrinet develops a remedy for a defect that caused the Epidemic Condition and Avanex agrees in writing that the remedy is acceptable or Avanex proposes a remedy, Fabrinet: (i) incorporate the remedy in all Products previously provided by Fabrinet, and (ii) incorporate the remedy in all Products that Avanex may thereafter purchase from Fabrinet.

22.4	Costs Associated with an Epidemic Condition.

22.4.1	Where the Epidemic Condition is attributable to a breach of Fabrinet’s warranty under Paragraph 21.1, Fabrinet will bear the cost and expense of incorporating the remedy in all Products previously provided by Fabrinet and the costs associated with incorporating the remedy in all Products purchased by Avanex thereafter. Fabrinet shall bear risk of in-transit loss and damage for such repaired and/or replaced Products.

22.4.2	Where an Epidemic Condition is not attributable to a breach of Fabrinet’s warranty under Paragraph 21.1 or involves products sold by Avanex prior to the term of this Agreement and which Avanex requests Fabrinet to repair or replace, the costs of the Epidemic Condition remediation will be born by Avanex and will be negotiated by the parties in good faith using the then-effective [*]. All repaired or replaced products shall be warranted by Fabrinet to the extent provided in Paragraph 21.1.

22.5	Absolute Obligation; Equitable Relief; Waiver of Limitation of Liability. Fabrinet understands that it shall have an absolute and unconditional obligation to cooperate fully with Avanex and its Affiliates, and their third party designees, as contemplated in each Paragraph of this Paragraph 22. Fabrinet understands and acknowledges that if it were to breach or threaten to breach its obligations herein under any circumstances, Avanex and its Affiliates, and their respective customers, would be irreparably harmed. In such circumstances, Avanex shall be entitled to proceed directly to a court of competent jurisdiction and obtain such injuctive, declaratory or other equitable relief as may be reasonably necessary to prevent such breach.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Fabrinet hereby waives the posting of any bond by Avanex in connection with any application for equitable relief to enforce Fabrinet’s obligations under this Paragraph 22. In addition, Fabrinet agrees that the limitation of liability provided in Paragraph 27 shall not apply in the event of a breach or threatened breach by Fabrinet of any of its obligations in this Paragraph 22.

23.	Repair Procedures.

23.1	Failure Analyses. Fabrinet will at its own expense, at Avanex’s request, complete a failure analysis on all returned Products within [*] days of receipt of the returned Product and will provide Avanex or its Affiliate with a written report of the analysis and corrective actions. Avanex may conduct failure analysis on any returned Product and in such cases will provide a written report to Fabrinet of the analysis and suggested corrective actions that will be treated as an “Avanex-Proposed Engineering Change Order” hereunder.

23.2	Repair Services. In addition to repairs of Product provided by Fabrinet during the Warranty Period and repairs of Product provided by Fabrinet in connection with an Epidemic Condition, Fabrinet agrees to provide repair services to the Avanex Indemnified Parties on all Products provided by Fabrinet during the term of this Agreement and for [*] years after its expiration or termination. Fabrinet shall use its best efforts to maintain a repair interval of [*] days. If at any time Fabrinet is unable to meet the meet the [*] days repair interval, Fabrinet shall immediately notify Avanex or its Avanex and establish a mutually agreed upon shipment date for the repaired Product.

23.3	Administration of Repairs. When repair services are requested by Avanex for any Products within or beyond the Warranty Period, Fabrinet shall promptly provide a notice to Avanex with the name(s) and telephone number(s) of the individual(s) to be contacted concerning any questions that may arise concerning repair, and if required, specify any special packing material that may be necessary to provide adequate in-transit protection from transportation damage. Any Products repaired by Fabrinet shall have the repair completion date recorded on the packing list. So long as the Warranty Period has expired and the defect is not an Epidemic Condition attributable to a breach of Fabrinet’s warranty as provided in Paragraph 21.1, Fabrinet will provide to Avanex a quote with itemized cost and description of necessary repairs to be made to make the defective Products compliant to current Specifications. All quotes are subject to approval by Avanex and notice will be sent to Suppler approving repair of material. Repairs during the Warranty Period or as part of a corrective action plan related to an Epidemic Condition shall be performed at Fabrinet’s expense. Repaired Products shall be returned to Avanex, unless otherwise specified, with the repair order describing the repairs which have been made.

24.	Limitation of Liability.

24.1	EXCEPT FOR CLAIMS ARISING FROM A BREACH OF CONFIDENTIALITY OR AN INDEMNITY OR AS OTHERWISE PROVIDED IN THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY FOR ANY SPECIAL OR CONSEQUENTIAL DAMAGES AS A RESULT OF THIS AGREEMENT, WHETHER OR NOT THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH DAMAGES.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

25.	Confidential Information.

25.1	Information. All information provided to Fabrinet by Avanex or its Affiliate—including, without limitation, any Product Process Documentation, Product Process Know-How, Avanex Information, Master Schedules, Orders, Change Orders, competitive pricing, Avanex-Proposed Engineering Change Orders, Avanex Information, information or data disclosed by Avanex’s Product Managers or the Relationship Manager, and other know-how disclosed to Fabrinet—shall all be treated as proprietary and confidential information belonging to Avanex and its Affiliates. All such information may be used by Fabrinet solely to perform its obligations to Avanex and its Affiliates hereunder and may not be published or otherwise disclosed to any third party without Avanex’s written consent, which may be granted by Avanex at its sole discretion. All Avanex confidential or proprietary information that is in tangible form shall be returned to Avanex upon request.

25.2	Confidential Nature of Agreement. In addition, Fabrinet acknowledges that this Agreement, its terms and conditions, and the business relationship between Fabrinet and Avanex are all deemed to be proprietary and confidential information belonging to Avanex and its Affiliates.

26.	Notices.

26.1	Addresses. Legal notices required to be delivered hereunder will be in writing, by overnight mail or courier with courtesy copy faxed or emailed, deemed received on the date of delivery, and addressed as follows:

If to Fabrinet:	If to Avanex:

Fabrinet Co., Ltd. [Fabrinet Cayman at Cayman addr]

294 Moo 8, Vibhavadi Rangsit Road

Kookot, Lamlookka

Pathumthani, Thailand 12130

Attn: Tom Mitchell

+66 2 998 9955 (phone)

+66 2 998 9957 (fax)

tomm@fabrinet.th.com

Avanex, Inc. U.S.A. Attn: Fax:

With a copy to Nat Mani 4104 24th Street # 345 San Francisco, CA 94114-3615 +14088884601	With a copy to:

U.S.A. Attn: Secretary Fax:

27.	Relationship of Parties.

27.1	No Joint Venture. Fabrinet and Avanex are separate and distinct entities, and this Agreement does not create a partnership, joint venture, or any common undertaking.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

28.	Force Majeure.

28.1	Excuse. Neither party will be liable, nor in breach of this Agreement, for any delay or failure in performance or interruption of service resulting from acts of God, government authority, civil disturbances, or fire; provided, that that party promptly notifies the other party of the delay or failure. Shortages of parts, materials or labor will not be deemed to be force majeure causes.

29.	Governing Law.

29.1	California Law & Venue. This Agreement and any dispute arising from or relating to this Agreement shall be governed by and construed in accordance with the laws of the State of California, and California shall be the exclusive choice of venue for any dispute, claim, cause of action, or request for injunctive or declaratory relief arising from or otherwise relating to this Agreement or the relationship between Fabrinet and Avanex created herein.

30.	Severability.

30.1	Severable Terms. If any term of this Agreement is held invalid or unenforceable, the remainder of this Agreement will not be affected and each other term will be valid to the extent permitted by law.

31.	Entire Agreement; Modification; Waiver.

31.1	Entire Agreement. This Agreement including its exhibits, constitutes the entire agreement and understanding between the parties with respect to its subject matter, and supersedes all prior and contemporaneous agreements, commitments, understandings, undertakings and representations with respect to the same.

31.2	Amendments. No modification, amendment, or alteration of this Agreement or any of its provisions will be binding on either party unless executed in writing by an authorized representative of both parties.

31.3	Waivers. No waiver of any of the provisions of this Agreement will be deemed a waiver of any other provision, or a continuing waiver. No waiver will be binding unless executed in writing by the party to be charged.

32.	Binding Effect; Assignment.

32.1	No Assignment or Subcontracting. This Agreement will be binding on and will inure to the benefit of the parties. No obligation or other provision of this Agreement, or this Agreement itself, may be assigned or delegated by Fabrinet without the prior written consent of Avanex, which consent may be granted at Avanex’s sole discretion. Fabrinet may not use any subcontractors to perform all or any part of its obligations hereunder without the prior written consent of Avanex, which consent may be granted at Avanex’s sole discretion.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

33.	No Third Party Beneficiaries.

33.1	Except with respect to the rights provided to the Avanex Indemnified Parties in Paragraph 22 and 24 and 25, nothing in this Agreement creates any rights, or imposes an obligation on any party with respect to, any third party.

34.	Compliance with Laws.

34.1	Export and Import Compliance. Fabrinet warrants that it will, and it will cause its personnel to, comply in all respects with applicable export, import and re-export law and regulations for all Products shipped, and for all Information and any other technical data received from Avanex or its Affiliates.

34.2	Other Applicable Laws, Rules and Regulations. Fabrinet warrants that will, and it will cause its personnel to, comply with all applicable laws, rules, regulations, permits, and other government orders or restrictions or licenses in the performance of this Agreement.

35.	Joint Preparation.

35.1	Representation. EACH PARTY ACKNOWLEDGES TO THE OTHER THAT IT UNDERSTANDS THE LEGAL AND ECONOMIC RAMIFICATIONS OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THAT (I) THE PARTIES ARE SOPHISTICATED COMMERCIAL ENTERPRISES WITH RELATIVELY EQUAL BARGAINING POWER, (II) ALL PROVISIONS OF THIS AGREEMENT WERE THE SUBJECT OF ACTIVE AND COMPLETE NEGOTIATION AND CONSTITUTE AN ESSENTIAL ELEMENT OF THE BENEFIT OF THE BARGAIN REFLECTED IN THIS AGREEMENT, (III) THIS AGREEMENT THE BARGAINED-FOR ALLOCATION OF RISK BETWEEN THE PARTIES, (IV) SUCH PARTY ACTIVELY CONSIDERED ALL PROVISIONS OF THIS AGREEMENT IN DETERMINING THE SPECIFIC RISKS THAT IT ASSUMED IN AGREEING TO ITS OBLIGATIONS UNDER THIS AGREEMENT, AND (V) NO PROVISION OF THIS AGREEMENT SHOULD BE CONSIDERED AS UNREASONABLY FAVORABLE TO EITHER PARTY.

36.	No Publicity.

37.	No License to Use “Avanex” Name. Fabrinet shall not use Avanex’s name or the name of any Affiliate of Avanex or any Avanex of Avanex or its Affiliate directly or indirectly in any media release, public announcement or public disclosure relating to this Agreement, including in any promotional or marketing materials, web sites, Avanex lists, referral lists or business presentations, without the prior written consent of Avanex. Fabrinet may not use any trademark or service mark of Avanex or any Avanex Affiliate without prior written consent.

38.	Survival of Provisions.

38.1	Survival. The following provisions shall survive the termination or expiration of all or any portion of this Agreement for any reason whatsoever: 1, 2.7, 3, 7.2, 9.1, 9.3, 9.4, 9.4, 9.5, 16.4, 19.1, 19.3, 19.4, 19.5, 20.1 and 21 through 38.

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit A

Products

[*]

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit B

Equipment

[*]

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Exhibit C

Pricing Methodology

[*]

NOTE: Information in this document marked with an “[*]” has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.